                                                                   EXHIBIT 4(e)



                             ARTICLES OF AMENDMENT
                                     OF THE
                           ARTICLES OF INCORPORATION
                                       OF
                               TCA CABLE TV, INC.


         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

                                  ARTICLE ONE

         The name of the corporation is TCA Cable TV, Inc.

                                  ARTICLE TWO

         The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on March 30, 1999.

                                   ARTICLE IV

         The aggregate number of shares which the corporation shall have the authority to issue is 125,000,000, to consist of 120,000,000 shares of common stock having a par value of $.10 per share each and 5,000,000 shares of preferred stock having a par value of $1 per share.

         The Directors shall have authority to divide the preferred shares into series and to set the relative rights and preferences as to and between series, including voting rights (specifically including the power to grant more or less than one vote per preferred share on each matter submitted to a vote of shareholders), dividends, issuance of preferred shares, redemption of such shares and the conversion of any preferred shares to other preferred or common shares. Prior to the issuance of any preferred shares of a series established by resolution adopted by the Directors, the corporation shall file with the Secretary of State the notice required by Article 2.13 of the Texas Business Corporation Act.

                                 ARTICLE THREE

         The number of shares of the corporation outstanding at the time of such adoption was 49,660,113 shares of Common Stock, $.10 par value share; and the number of shares entitled to vote thereon was 44,417,434.

                                  ARTICLE FOUR

         The number of shares voted for such amendment was 42,361,573 and the number of shares voted against such amendment was 2,005,974.

Dated March 30, 1999


                                          TCA CABLE TV, INC.


                                          By: /s/ Fred R. Nichols
                                              ---------------------------------
                                          Fred R. Nichols
                                          Chairman, CEO and President



                                          /s/ Karen L. Garrett
                                          -------------------------------------
                                          Karen L. Garrett
                                          Corporate Secretary